EXHIBIT 21

Subsidiaries of Dreyer’s Grand Ice Cream Holdings, Inc.

Name

Dreyer’s Grand Ice Cream, Inc.
Edy’s Grand Ice Cream, Inc.
Rock Island Foods, Inc.
Edy’s Grand Ice Cream
Edy’s of Illinois, Inc.(1)
Dreyer’s International, Inc
Grand Soft Capital Company
Grand Soft Equipment Company
Yadon Enterprises, Inc.
BRW Management, Inc.
Rutledge Distributing, Inc.
Dreyer’s International Inc.
Nestlé Ice Cream Company, LLC
The Häagen-Dazs Shoppe Company, Inc.(2)

(1)	Subsidiary of Edy’s Grand Ice Cream

(2)	Subsidiary of Dreyer’s Grand Ice Cream, Inc.